Exhibit 99.1

Media contact:	Emily Hartwig, 847-315-3316	http://news.walgreens.com
Investor contacts:	Rick Hans, CFA, 847-315-2385	@WalgreensNews
	Ashish Kohli, CFA, 847-315-3810	facebook.com/Walgreens

FOR IMMEDIATE RELEASE

Walgreens August Sales Increase 3.6 Percent

DEERFIELD, Ill., Sept. 4, 2014 – Walgreens (NYSE: WAG) (Nasdaq: WAG) had August sales of $6.39 billion, an increase of 3.6 percent from $6.16 billion for the same month in fiscal 2013.

Total front-end sales increased 2.1 percent in August compared with the same month in fiscal 2013, while comparable store front-end sales increased 1.4 percent. Customer traffic in comparable stores decreased 1.7 percent while basket size increased 3.1 percent.

Prescriptions filled at comparable stores increased by 1.1 percent in August and increased 3.2 percent on a calendar day-shift adjusted basis. August 2014 had one additional Sunday and one fewer Thursday compared with August 2013. These calendar shifts negatively impacted prescriptions filled at comparable stores by 2.1 percentage points.

August pharmacy sales increased by 5.4 percent. Comparable store pharmacy sales increased 5.0 percent and increased by a calendar day-shift adjusted 7.1 percent. Calendar day shifts negatively impacted pharmacy sales in comparable stores by 2.1 percentage points. Calendar day-shift adjusted comparable store pharmacy sales were negatively impacted by 1.8 percentage points due to generic drug introductions in the last 12 months. Pharmacy sales accounted for 65.7 percent of total sales for the month.

Sales in comparable stores increased by 3.7 percent in August. Calendar day shifts negatively impacted total comparable sales by 1.4 percentage points. Generic drug introductions in the last 12 months negatively impacted total comparable sales by 1.2 percentage points.

Total sales for the fourth quarter of fiscal 2014, which ended Aug. 31, were 19.06 billion, up 6.2 percent from 17.95 billion in last year’s quarter. Comparable store sales for the fourth quarter of fiscal 2014 increased 5.6 percent, while front-end comparable store sales for the quarter increased 1.3 percent. Prescriptions filled at comparable stores increased 3.9 percent in the fourth quarter and comparable pharmacy sales increased 8.2 percent.

Calendar 2014 year-to-date sales for the first eight months were $50.91 billion, an increase of 5.7 percent from $48.19 billion in 2013.

Total sales for fiscal 2014 were $76.43 billion, an increase of 5.8 percent from $72.23 billion in fiscal 2013.

The company stated on its Aug. 6, 2014, conference call with analysts that in the fourth quarter, it expected gross profit margin to be down a similar percentage year-over-year to what was experienced in the third quarter. This is due to ongoing gross profit margin pressures, including recent changes in the environment of the company’s pharmacy business including ongoing generic drug inflation, reimbursement pressure and a shift in pharmacy mix toward 90-day prescription refills at retail locations and Medicare Part D. The company also pointed out that last year’s fourth quarter included net gains from certain litigation matters, which reduced selling, general and administrative expenses by just under 1 percentage point.

Walgreens opened 23 stores during August, including four relocations, and closed five. On Aug. 31, Walgreens operated 8,309 locations in all 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands. That includes 8,206 drugstores, 91 more than a year ago, including 70 net stores acquired over the last 12 months. The company also operates infusion and respiratory services facilities, specialty pharmacies and mail service facilities. Its Take Care Health Systems subsidiary manages more than 400 in-store convenient care clinics.

	August Comparable Sales and Prescriptions Filled

	Actual	Calendar Shift Impact	Cough, Cold, Flu Impact	Flu Shot Impact	Generics Impact
Total Comp Sales	3.7%	- 1.4%	0.0%	0.1%	- 1.2%
Comp Front End	1.4%	-	-	-	-
Comp Rx Sales	5.0%	- 2.1%	- 0.1%	0.1%	- 1.8%
Comp Rx Scripts	1.1%*	- 2.1%	- 0.1%	0.1%	-

*	Includes +1.5 percentage points from patients filling more 90-day prescriptions

Please note: Sales numbers and the adjustments shown in the table are preliminary, unaudited and subject to revision. Comparable stores are defined as those drugstore locations open for at least 12 consecutive months without closure for seven or more consecutive days and without a major remodel or a natural disaster in the past 12 months. Acquired operating locations and relocations are not included as comparable stores for the first 12 months after the acquisition or relocation.

Cautionary Note Regarding Forward-Looking Statements: Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “target,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, those described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, each of which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, Walgreens does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

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